Exhibit 99.1

NextNav Inc. Closes $50 Million Debt Financing

Facility Includes Potential Expansion of Notes up to $80 million

Provides Multiple Years of Funding to Enhance Asset Platform

Mclean, VA. May 10, 2023 – NextNav Inc. (Nasdaq: NN), a leader in next generation GPS, today announced the closing of a private offering (the “Offering”) of $50 million aggregate principal amount of 10.00% Senior Secured First Lien Notes (the “Notes”) due December 2026 to a group of lenders (the “Lenders”), including Whitebox Advisors LLC, Susquehanna International Group, and Clutterbuck Capital Management, on May 9, 2023. The Lenders will also have the exclusive option to purchase an additional $20 million of Notes on the same terms for 30 days following the close. The facility provides the ability to issue up to a maximum $80 million aggregate principal amount of Notes.

“Our ability to secure multiple years of financing with modest equity dilution is a testament to the value of our asset base and resilient PNT capabilities,” said Ganesh Pattabiraman, NextNav Co-founder and CEO. “We are very pleased to have a strong syndicate of blue-chip lenders who are aligned with our vision for NextNav. This new funding provides significant runway to actualize our strategic priorities, and efficiently maximize the full value of our asset-rich platform for shareholders and customers.”

The Notes will mature on December 1, 2026, and pay interest semi-annually at a rate of 10.0% per annum, with the first payment being due on December 1, 2023. A minimum of 50% of each interest payment due on the Notes must be paid in cash, with the rest payable in cash or stock at the company’s discretion. The Notes are guaranteed on a first lien senior secured basis by NextNav’s domestic subsidiaries and secured by substantially all of the assets of the company and its domestic subsidiaries. In addition, the noteholders will receive fair market value warrants to purchase common stock for cash at an aggregate exercise price of $40 million and represent approximately 12.5% ownership on a fully diluted basis. The Warrants are partially callable beginning in 2025 depending on the prevailing stock price.

B. Riley Securities acted as the exclusive financial advisor to NextNav on the financing. NextNav was represented by Hogan Lovells; Calfee, Halter & Griswold represented the Lenders.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes or Warrants described in this press release, nor shall there be any sale of the Notes in any state or jurisdiction in which such an offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About NextNav Inc.

NextNav Inc. (Nasdaq: NN) is a leader in next generation GPS, built on a robust asset platform, including 8MHz of wireless spectrum in the 900MHz band with near-nationwide coverage, intellectual property and deployed network systems. The company's Pinnacle network delivers highly accurate vertical positioning to transform location services, reflecting the 3D world around us and supporting innovative, new capabilities. NextNav's TerraPoiNT network delivers accurate, reliable, and resilient 3D positioning, navigation and timing (PNT) services to support critical infrastructure and other GPS-reliant systems in the absence or failure of GPS.

For more information, please visit https://nextnav.com/ or follow NextNav on Twitter or LinkedIn.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to NextNav’s future prospects, developments and business strategies. In particular, such forward-looking statements include statements about NextNav’s position to drive growth in its 3D geolocation business and expansion of its next generation GPS platform, the business plans, objectives, expectations and intentions of NextNav, NextNav’s partnerships and the potential success thereof and NextNav’s estimated and future business strategies, competitive position, industry environment and potential growth opportunities. These statements are based on NextNav’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside NextNav’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to: (1) the ability of NextNav to continue to gain traction in key markets and with notable platforms and partners, both within the U.S. and internationally; (2) the ability of NextNav to grow and manage growth profitably, maintain relationships with partners, customers and suppliers, including with respect to NextNav’s Pinnacle 911 solution and its TerraPoiNT network, and the ability to retain its management and key employees; (3) the ability of NextNav to maintain balance sheet flexibility and generate and effectively deploy capital in line with its business strategies; (4) the possibility that NextNav may be adversely affected by other economic, business and/or competitive factors (including the impacts of the ongoing COVID-19 coronavirus pandemic); and (5) other risks and uncertainties indicated from time to time in other documents filed with the Securities and Exchange Commission by NextNav. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and NextNav undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Source: NN-FIN

Contacts

Erica Bartsch

Sloane & Company

ebartsch@sloanepr.com